Exhibit 99.8

Form of Letter to Suppliers dated January 15, 2007

To Our Valued Suppliers,

On January 15, 2007 J-M Manufacturing announced a definitive merger agreement under which JMM will acquire all of the outstanding common shares of PWEagle (PWEI) stock. The transaction is expected to be completed during the second quarter of 2007, subject to customary closing conditions, including the receipt of regulatory approvals, and approval of PWEagle’s shareholders.

Both PWEagle and JMM are recognized as innovators in the industry, both having the same objectives of serving our customers by delivering the quality products they need, when and where they need them. Both companies also recognize the importance of our suppliers and the importance of supplier relationships in our businesses.

While it is understood that many of you will have questions, please understand that since this agreement is not competed and is subject to regulatory review, we are not yet in a position to answer them. During the period between today and the closing of the merger, PWEagle will continue doing business as we are conducting it presently. Be assured we will keep you and your company abreast of plans going forward as new information becomes available and as we are in a position to discuss them.

If you have further questions please do not hesitate to call Keith Steinbruck at 415-349-8320.

Very Truly Yours,

/s/ Jerry Dukes

Jerry Dukes

President and CEO

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of PW Eagle, Inc. and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed transaction. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about PW Eagle, Inc. at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.